Exhibit 10.28

SUMMARY OF CBOT EXCESS 401(k) PAYMENTS

Company:	Board of Trade of the City of Chicago, Inc., a Delaware corporation (the “Company”).

Eligible Participants:

Key employees of the Company or CBOT Holdings, Inc., a Delaware corporation (“Holdings”), whose contributions and employer-matching contributions under the Company’s tax qualified defined contribution plan (the “Savings Plan”) are limited by reasons of elections 401(a)(17), 402(g) or 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and who have been selected to participate in the plan by the Board of Directors of the Company or Holdings or a committee thereof.

Administration:	Human Resources Committee of the Board of Directions of Holdings, whose decision in any matter involving the interpretation and application of the plan shall be final and binding.

Payments:

Eligible participants receive payments which are intended to compensate them for lost benefits and tax deferrals under the Savings Plan which result from the limitations on compensation that can be taken into account under the Savings Plan pursuant to Section 401(a)(17) of the Code, limitations on pre-tax deferrals under Section 402(g) of the Code, and limitations on contributions under Section 415 of the Code, as follows:

Company Matching Contribution – Each participant who is fully vested in the Savings Plan receives cash payments on normal payroll dates equal to the difference between the actual company matching contributions made on the participant’s behalf under the Savings Plan and 4% of the participant’s base salary. To the extent that a participant is not fully vested in the Savings Plan, the non-vested portion of the amount that would be paid to the participant in that year in accordance with the preceding sentence is paid at such time or times as the participant would be vested in such amount if it had been contributed under the Savings Plan.

Lost Tax Deferral – Each Participant receives a cash payment each year which is intended to compensate the Participant for the loss of the tax deferral benefit that the Participant would otherwise receive if the sum of the following amounts were invested tax free to age 65: (i) the Company Matching Contribution described in the preceding paragraph and (ii) an amount equal to the excess of 10% (or if less the percentage of eligible compensation which the Participant contributes to the Savings Plan) of the Participant’s base salary and bonus over the amount participant’s pre-tax contribution to the Savings Plan. Such payment generally is calculated in two steps. First, by determining the excess at age 65 of (x) the amount which the participant would receive at age 65 if the sum of (i) and (ii) above were invested tax free at 8% per annum to age 65 and the aggregate amount were then subject to tax, over (y) the amount the participant would have at age 65 if taxes were paid on the sum of (i) and (ii) and the amount remaining after payment of such taxes were invested at 4.93% per year (the after tax equivalent of 8%) to age 65. Second, an amount is determined for the year of payment which after payment of taxes thereon would, if invested to age 65 at 4.93%, equal the excess (x) over (y).

Assumptions:	Retirement: Tax Rate: Rate of return: No Adjustments:

Age 65

38.40%

8% under Savings Plan

4.93% on non-tax deferred savings (post-tax equivalent of 8% return)

No adjustments are made with respect to payments for changes in interest rates or tax rates occurring after the year for which payment is made.